CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                            MONTHLY REPORT - MAY 2010
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (639,417.952 units) at April 30, 2010        $   1,502,030,070
Additions of 0.000 units on May 31, 2010                                     0
Redemptions of (16,624.063) units on May 31, 2010                  (37,845,671)
Offering Costs                                                        (231,701)
Net Income (Loss) - May 2010                                       (46,125,964)
                                                             -----------------

Net Asset Value (622,793.889 units) at May 31, 2010          $   1,417,826,734
                                                             =================

Net Asset Value per Unit at May 31, 2010                     $        2,276.56
                                                             =================

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                 $     (27,501,081)
    Change in unrealized                                           (19,859,983)
  Gains (losses) on forward and options on forward contracts:
    Realized                                                        (2,828,221)
    Change in unrealized                                            12,863,201
  Net Investment income (loss)                                         228,877
                                                             -----------------

                                                                   (37,097,207)
                                                             -----------------

Expenses:
  Brokerage fee                                                      8,890,983
  Performance fee                                                            0
  Operating expenses                                                   137,774
                                                             -----------------

                                                                     9,028,757
                                                             -----------------

Net Income (Loss) - May 2010                                 $     (46,125,964)
                                                             =================

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on May 31, 2010                     $        2,276.56

Net Asset Value per Unit on April 30, 2010                   $        2,349.06

Unit Value Monthly Gain (Loss) %                                         (3.09)%

Fund 2010 calendar YTD Gain (Loss) %                                     (4.92)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Diversification Helps Reduce Losses in May...

As European sovereign debt concerns persist and China tightened credit in an attempt to cool overheating in its property sector, the decline in equity markets by month-end was wide-spread across the U.S., Europe, and Asia. Certainly the "flash crash" on May 6th only added to the unsettling nature of equity market price behavior throughout the month. While the Fund experienced losses in equity indices, gains in fixed income help offset the flight from risky assets in favor of government debt.

Commodity trading was difficult for the Fund, particularly in the Energy sector, as the complex fell in tandem with the equity markets until a late month bounce. While BP's spill in the Gulf continued to flow uncontrollably, the disaster has not significantly affected the supply of oil into the U.S. to date.

Along with the scare in Greece, the Euro came under pressure against the U.S. Dollar as comments from Federal Reserve Chairman Bernanke raised concerns over the Euro zone's bank funding. The U.S. Dollar was, once again, viewed as a safe position trade as risk aversion, volatility and liquidity dominated currency markets contributing to gains in the Foreign Exchange sector for the Fund.

As we confront the emotional state of the markets, we take comfort in our systematic discipline and ability to manage through market volatility with diversity in our portfolio exposures.

We look forward to answering any questions you may have.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.